Exhibit 99.1

Tel-Instrument Electronics Corp. Announces

EXPECTED MULTI-MILLION DOLLAR ORDER FROM THE GERMAN GOVERNMENT

East Rutherford, NJ – August 16, 2018 – Tel-Instrument Electronics Corp (“Tel”, or the “Company”) (NYSE American: TIK) today reported that the German government has notified our U.K. distributor of its intent to award a multi-year, multi-million dollar contract for the purchase of up to 275 TS-4530A Mode 5 test sets. The German government has received a protest to this planned award from an unsuccessful bidder and this must be resolved prior to any contract being awarded.

Jeffrey O’Hara, the Company’s President and CEO indicated that “this is the first multi-million international contract for Mode 5 test sets and provides an indication of the scope of the international Mode 5 market and the competitiveness of our test sets. We are working with our U.K. distributor and the German government to resolve the protest, and hope to have the contract issued this quarter. This pending order would entail the shipment of up to 200 test sets within the next 12 months. The Company is also in discussions with other major international customers that have evaluated our Mode 5 test sets and anticipates volume contracts to commence starting later this year as countries work to become Mode 5 compliant prior to the January 1, 2020 decertification of Mode 4 IFF. The Company is actively working to secure additional equity financing to support the planned growth in our business and we expect to have this financing in place by the end of the current fiscal quarter.”

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defence markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:

Tel-Instrument Electronics Corp.
Joseph P. Macaluso, 201-933-1600